Filed pursuant to Rule 424(b)(7)
Registration No. 333-165737
PROSPECTUS SUPPLEMENT NO. 6
(To prospectus dated March 26, 2010)
1,819,582 Shares
Ventas, Inc.
Common Stock

This prospectus supplement no. 6, which supplements the prospectus dated March 26, 2010, as previously supplemented by prospectus supplement no. 1 dated July 30, 2010, prospectus supplement no. 2 dated December 9, 2010, prospectus supplement no. 3 dated June 24, 2011, prospectus supplement no. 4 dated August 26, 2011 and prospectus supplement no. 5 dated September 26, 2011 (collectively, the “prospectus”), relates to the resale from time to time by selling stockholders of the shares of common stock that may be issued to them upon the conversion of our 3 7/8% Convertible Senior Notes due 2011.
You should read this prospectus supplement in conjunction with the related prospectus, including any amendments or supplements thereto, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with the prospectus, including any such amendments or supplements. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus.
You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with additional information described on page 8 of the related prospectus under the heading “Where You Can Find More Information and Incorporation by Reference.” Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement or the related prospectus is accurate only as of the date of the documents containing the information.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 13, 2011.

The information appearing under the heading “Selling Stockholders” beginning on page 4 of the related prospectus is amended and restated in its entirety by the information below.
SELLING STOCKHOLDERS
Our 3 7/8% Convertible Senior Notes due 2011 (the “notes”) were originally issued by us to and immediately resold by Banc of America Securities LLC and J.P. Morgan Securities, Inc. in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” as defined by Rule 144A under the Securities Act. Selling stockholders, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock that we may issue upon the conversion of the notes.
The table below sets forth the name of each selling stockholder and the number of shares of our common stock that would become beneficially owned by each selling stockholder should we issue our common stock that may be offered pursuant to this prospectus upon conversion of the notes. We have prepared the table below based on information provided to us by or on behalf of the selling stockholders on or prior to October 12, 2011. The selling stockholders may offer all, some or none of the shares of our common stock that we may issue upon the conversion of the notes. Accordingly, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon consummation of any of these sales. In addition, the selling stockholders identified below may have acquired, sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes.
The number of shares of our common stock issuable upon the conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling stockholder at the initial conversion rate of 22.1867 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, assuming 10% annual growth in our dividend rate and 25% quarterly growth in the market price of our common stock. Effective September 9, 2011, the conversion rate was adjusted to 23.4489 shares per $1,000 principal amount of notes and is subject to further adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the conversion of the notes may increase or decrease from time to time. Except as otherwise indicated, the number of shares of our common stock owned by the selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the conversion of the notes.
Based upon information provided by the selling stockholders, none of the selling stockholders or their affiliates has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the Commission, “underwriters” within the meaning of the Securities Act.
Information about the selling stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

		Number of		Number of
	Principal	Shares		Shares
	Amount of	Beneficially	Number of	Beneficially	Percentage
	Notes	Owned	Shares	Owned	of Shares
	Owned Prior	Prior to	Being	After	Outstanding
Name of Selling Stockholder	to Offering	Offering	Offered	Offering(1)	(1)(2)
Admiral Flagship Master Fund, Ltd.	2,000,000	15,822	15,822	—	*
Advent Convertible Arb Master	4,558,000	36,059	36,059	—	*
Alcon Laboratories	493,000	3,900	3,900	—	*
Alphas Managed Accounts Platform III Limited	7,750,000	61,311	61,311	—	*
AQR DELTA Master Account, L.P. (3)	500,000	3,955	3,955	—	*
AQR DELTA Sapphire Fund, L.P. (3)	500,000	3,955	3,955	—	*

		Number of		Number of
	Principal	Shares		Shares
	Amount of	Beneficially	Number of	Beneficially	Percentage
	Notes	Owned	Shares	Owned	of Shares
	Owned Prior	Prior to	Being	After	Outstanding
Name of Selling Stockholder	to Offering	Offering	Offered	Offering(1)	(1)(2)
Aristeia International Limited	9,883,000	78,186	78,186	—	*
Aristeia Partners LP	8,117,000	64,215	64,215	—	*
Arizona State Retirement Core Plan (4)	85,000	672	672	—	*
Arlington County Employees Retirement System	707,000	5,593	5,593	—	*
Basso Holdings Ltd.	12,554,000	99,317	99,317	—	*
BNP Paribas Arbitrage (5)	2,000,000	15,822	15,822	—	*
British Virgin Islands Social Security Board	163,000	1,289	1,289	—	*
Canyon Capital Arbitrage Master Fund, Ltd. (6)	2,720,000	21,518	21,518	—	*
Canyon Value Realization Fund, L.P. (6)	1,440,000	11,392	11,392	—	*
Canyon Value Realization MAC 18 Ltd. (6)	160,000	1,265	1,265	—	*
Citigroup Global Markets Inc. (7)	17,000,000	134,490	134,490	—	*
CNH CA Master Account, L.P. (3)	1,000,000	7,911	7,911	—	*
CQS Convertible and Quantitative Strategies Master Fund Limited	11,500,000	90,978	90,978	—	*
Credit Industriel Et Commercial	2,500,000	19,777	19,777	—	*
DBAG London (8)	6,000,000	47,467	47,467	—	*
DB RREEF Reflex Master Portfolio LTD (8)	5,000,000	39,556	39,556	—	*
Domestic & Foreign Missionary Society — DFMS	92,000	727	727	—	*
Deutsche Bank Securities (7)	350,000	2,768	2,768	—	*
Deutsche Bank Securities Inc. NY (7)	24,660,000	195,090	195,090	—	*
Ferox BF Limited	10,250,000	81,089	81,089	—	*
FFVA Mutual Insurance Company	45,000	356	356	—	*
Fidelity Financial Trust: Fidelity Convertible Securities Fund (9)	12,000,000	94,934	94,934	—	*
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (9)	9,550,000	75,551	75,551	—	*
Fidelity Fixed-Income Trust: Fidelity High Income Fund (9)	14,285,000	113,011	113,011	—	*
Fidelity Institutional High Yield Fund (4)	600,000	4,746	4,746	—	*
Florida Fruit & Vegetable Association	69,000	545	545	—	*
Georgia Municipal Employee Benefit System	985,000	7,792	7,792	—	*
GLG Market Neutral Fund	20,000,000	158,224	158,224	—	*
GMIMCO Trust	500,000	3,955	3,955	—	*
Grady Hospital Foundation	135,000	1,068	1,068	—	*
Highbridge Convertible Arbitrage Master Fund LP	5,000,000	39,556	39,556	—	*
Highbridge International LLC	15,000,000	118,668	118,668	—	*
HFR CA Opportunity Master Trust	232,000	1,835	1,835	—	*
Hudson Bay Master Fund Ltd.	16,500,000	130,534	130,534	—	*
Independence Blue Cross	561,000	4,438	4,438	—	*
JPMorgan Securities, Inc. (7)	671,000	6,341	5,308	1,033	*
KBC Financial Products USA Inc. (7)	3,200,000	25,315	25,315	—	*
LDG Limited	222,000	1,756	1,756	—	*
Linden Capital LP	5,000,000	39,556	39,556	—	*
Luxor/Canyon Capital Arbitrage Fund Ltd. (6)	2,000,000	15,822	15,822	—	*
Lyxor Master Trust Fund	210,000	1,661	1,661	—	*
Merrill Lynch, Pierce, Fenner & Smith Incorporated (7)	6,300,000	49,840	49,840	—	*
MSS Convertible Arbitrage 1 Fund c/o TQA Investors, LLC	49,000	387	387	—	*
Nuveen Preferred & Convertible Multi-Strategy #1	250,000	1,977	1,977	—	*
Nuveen Preferred & Convertible Multi-Strategy #2	350,000	2,768	2,768	—	*
Occidental Petroleum Corporation	317,000	2,507	2,507	—	*
Old Lane Cayman Master Fund LP (10)	3,383,000	26,763	26,763	—	*
Old Lane GMA Master Fund LP (10)	920,000	7,278	7,278	—	*
Old Lane HMA Master Fund LP (10)	1,132,000	8,955	8,955	—	*
Old Lane U.S. Master Fund LP (10)	2,839,000	22,459	22,459	—	*

		Number of		Number of
	Principal	Shares		Shares
	Amount of	Beneficially	Number of	Beneficially	Percentage
	Notes	Owned	Shares	Owned	of Shares
	Owned Prior	Prior to	Being	After	Outstanding
Name of Selling Stockholder	to Offering	Offering	Offered	Offering(1)	(1)(2)
Oregon Convertible Opportunities Bond Fund (3)	500,000	3,955	3,955	—	*
Pro Mutual	894,000	7,072	7,072	—	*
Redbrick Capital Master Fund LTD.	24,500,000	193,824	193,824	—	*
S.A.C. Arbitrage Fund, LLC	6,500,000	51,422	51,422	—	*
San Francisco City & County ERS	1,400,000	11,075	11,075	—	*
Silvercreek Limited Partnership	20,000,000	158,224	158,224	—	*
Silvercreek II Limited	9,000,000	71,200	71,200	—	*
Sunrise Partners Limited Partnership (11)	5,000,000	39,556	39,556	—	*
Swiss Re Financial Products Corporation (12)	33,000,000	261,069	261,069	—	*
Symphony Convertible Bond Fund, L.P.	50,000	395	395	—	*
Tamalpais Asset Management, L.P.	11,000,000	87,023	87,023	—	*
The Assets Management Committee of the Coca-Cola Company Master Retirement Trust (4)	530,000	4,192	4,192	—	*
The Canyon Value Realization Fund (Cayman), Ltd. (6)	3,680,000	29,113	29,113	—	*
The City University of New York	141,000	1,115	1,115	—	*
The Grable Foundation	65,000	514	514	—	*
The Police & Fire Retirement System of the City of Detroit	418,000	3,306	3,306	—	*
Thrivent Financial for Lutherans (13)	5,000,000	117,066	39,556	77,510	*
TQA Master Fund, Ltd.	1,421,000	11,241	11,241	—	*
TQA Master Plus Fund, Ltd.	815,000	6,447	6,447	—	*
Trustmark Insurance Company	266,000	2,104	2,104	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	6,820,000	53,954	53,954	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	680,000	5,379	5,379	—	*
Vicis Capital Master Fund	4,000,000	31,644	31,644	—	*
Waterstone Market Neutral Mac51 Fund, Ltd.	12,110,000	95,804	95,804	—	*
Waterstone Market Neutral Master Fund, Ltd.	21,390,000	169,220	169,220	—	*
Zurich Institutional Benchmarks Master Fund Ltd c/o TQA Investors, LLC	542,000	4,287	4,287	—	*

Total (14)	$230,000,000

*	Less than 1%.

(1)	The beneficial ownership in this column assumes that the selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by the selling stockholder and that prior to the sale of such shares the selling stockholder does not acquire additional shares or dispose of shares beneficially owned by the stockholder that are not being offered pursuant to this prospectus.

(2)	The percentage of outstanding shares is based on 287,924,644 shares of common stock outstanding as of September 30, 2011.

(3)	AQR Capital Management, LLC, a wholly owned subsidiary of AQR Capital Management Holdings, LLC, is the Investment Manager (the “Advisor”) of the selling stockholder and has sole voting and dispositive power over the shares offered by this prospectus and exercises full discretionary control relating to all investment decisions made on behalf of the selling stockholder. Investment principals for the Advisor are Clifford S. Asness, Ph.D., David G. Kabiller, CFA, Robert J. Krail, John M. Liew, Ph.D., Brian K. Hurst, Jacques A. Friedman, Oktay Kurbanov, Ronen Israel, Lars Nielsen, Michael Mendelson, Stephen Mellas and Gregor Andrade, Ph.D.

(4)	Notes indicated as owned by the selling stockholder are owned directly by various private investment accounts, primarily employee benefit plans, for which Fidelity Management Trust Company (“FMTC”) serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR Corp. and a bank, as defined in Section 3(a)(6) of the Exchange Act.

(5)	The selling stockholder is under common ownership with BNP Paribas Securities Corp., a registered broker-dealer.

(6)	The selling stockholder’s investment advisor, Canyon Capital Advisors, LLC, is under common ownership with Canyon Partners Incorporated, a registered broker-dealer. The selling stockholder has reported an open short position in our common stock as follows: Canyon Capital Arbitrage Master Fund, Ltd. — 30,859 shares; Canyon Value Realization Fund, L.P. — 16,337 shares; Canyon Value Realization MAC 18 Ltd. — 1,815 shares; Luxor/Canyon Capital Arbitrage Fund Ltd. — 20,487 shares; and The Canyon Value Realization Fund (Cayman), Ltd. — 37,702 shares.

(7)	The selling stockholder is a registered broker-dealer and consents to being named as an underwriter.

(8)	The selling stockholder is affiliated with Deutsche Bank Securities Inc., a registered broker-dealer.

(9)	The selling stockholder is a registered investment fund advised by Fidelity Management & Research Company (“FMR Co.”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and a wholly owned subsidiary of FMR Corp. The selling stockholder is an affiliate of a registered broker-dealer.

(10)	The selling stockholder is under common ownership with Citigroup Inc., a registered broker-dealer.

(11)	Paloma Securities L.L.C., a registered broker-dealer, is an indirect subsidiary of the selling stockholder.

(12)	The selling stockholder is affiliated with Swiss Re Capital Markets Corporation, a registered broker-dealer. The selling stockholder has reported an open short position of 285,000 shares of our common stock.

(13)	Thrivent Investment Management, Inc., a registered broker-dealer, is a wholly owned subsidiary of the selling stockholder.

(14)	Because certain of the selling stockholders may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which they provided the information presented in this table, this prospectus may not reflect the exact amount of notes held by each selling stockholder on the date hereof. The aggregate principal amount of notes issued by us was $230,000,000.

Additional selling stockholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling stockholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

S-4